EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

                                                       Three months ended June 30,   Six months ended June 30,
                                                          2002            2001          2002          2001
                                                       -----------    -----------    -----------    -----------
Numerator:
Net Income (loss)                                          474,898     (1,565,755)       (33,036)    (2,990,756)
Dividends on Series A preferred stock                         (772)          (772)        (1,535)        (1,535)
Dividends on Series B preferred stock                      (50,118)       (51,608)      (100,715)      (103,389)
                                                       -----------    -----------    -----------    -----------
Numerator for basic and diluted earnings (loss) per
share-income (loss) available to common shareholders       424,008     (1,618,135)      (135,286)    (3,095,680)
                                                       -----------    -----------    -----------    -----------
Denominator:
Denominator for basic earnings (loss) per share-
weighted average shares outstanding                     10,314,467      9,195,435     10,188,820      9,093,531
Effect of dilutive securities                            1,405,000                     1,405,000
Warrants                                                   952,784             --        952,784             --
                                                       -----------    -----------    -----------    -----------
Dilutive potential common shares denominator
for diluted earnings (loss) per share adjusted
weighted-average shares and assumed conversion          12,672,251      9,195,435     12,546,604      9,093,531
                                                       -----------    -----------    -----------    -----------
Basic earnings (loss) per share                               0.04          (0.18)         (0.01)         (0.34)
                                                       -----------    -----------    -----------    -----------
Diluted earnings (loss) per share                             0.03          (0.18)         (0.01)         (0.34)
                                                       -----------    -----------    -----------    -----------